Exhibit 10.20

LOAN AND FINANCING AGREEMENT

This Loan and Financing Agreement (“Agreement”) made December 23, 2015, by and between FLAGSTAR BANK, F.S.B., a federally chartered savings bank (“Bank”), whose address is 5151 Corporate Drive, Troy, Michigan 48098-2639, and UNIVERSAL TRUCKLOAD SERVICES, INC., a Michigan corporation (“Borrower”) having the address of 12755 E. Nine Mile Road, Warren, Michigan, 48098.

1.	DEFINITIONS:

In this Agreement and in the Collateral Documents (unless the context thereof requires a contrary definition or unless the same shall be defined therein, in which latter event, the definitions shall be cumulative and not exclusive), the following words, phrases, and expressions shall have the respective meanings attributed to them, to be equally applicable to both the singular and plural forms, unless the plural form is the term so defined.

1.1 “Business Days” shall mean each weekday on which the Bank is open during Bank’s normal course of business. Any other reference to days shall mean calendar days.

1.2 “Collateral Documents” shall mean any and all documents, instruments, notes, agreements, and written memoranda, referred to in this Agreement or referred to in any of the foregoing, and/or executed in connection herewith or therewith, now or hereafter existing.

1.3 “Cure Period” shall mean with respect to an Event of Default requiring a Notice of Default:

(a) Seven (7) Business Days following the Receipt Date of the Notice of Default with respect to a Monetary Event of Default; and

(b) Thirty (30) Business Days following the Receipt Date of the Notice of Default with respect to a Non-Monetary Event of Default. If the nature of the Non-Monetary Event of Default is such that it cannot be cured within said 30-day period and Borrower is diligently pursuing curative action, the Cure Period for a Non-Monetary Event of Default may be extended for a period of time (not to exceed an additional forty five (45) days) and in a manner and upon terms and conditions in the Bank’s sole, reasonable discretion, provided that any such extension shall not imply, or be deemed to imply, any obligation on the part of the Bank to grant any other or similar extension.

1.4 “Event of Default” shall mean the occurrence of any event, act, omission, breach, failure, violation or other non-observance or non-performance by Borrower of any covenant, condition, agreement, duty, provision, or undertaking under this Agreement or any of the Collateral Documents, which would constitute a Matured Event of Default after:

(a) the lapse of time applicable thereto during which the same may be performed in accordance with the terms of this Agreement or the Collateral Documents; or

(b) the giving of a required Notice of Default and failure to cure in full within the applicable Cure Period.

1.5 “Governmental Agency” shall mean:

(a) any Issuer; and

(b) the United States, any foreign country, state, county, city, or other department, agency or subdivision of any of the foregoing, including any governmental body, quasi-governmental body, commission, board, bureau, instrumentality or other duly constituted authority (judicial, legislative, administrative or otherwise), having jurisdiction over the Borrower.

1.6 “Governmental Regulations” shall mean any applicable or to the extent applicable to Borrower, law, regulation, rule, order, directive, condition, promulgation, requirement, consent, approval, writ, injunction, decree, demand, or interpretation of, or pursuant to, any of the foregoing, of any Governmental Agency.

1.7 “Indebtedness” shall mean:

(a) all indebtedness, obligations and liabilities of the Borrower referred to in this Agreement, in any of the Collateral Documents, of whatsoever kind, nature and description, primary or secondary, direct, indirect or contingent, due or to become due, and whether now existing or hereafter arising and howsoever evidenced or acquired; and

(b) all present and future Money Advances made by Bank in connection with this Agreement or the Collateral Documents, or otherwise, and whether made at Bank’s option or otherwise, and the Loan and all Notes now or hereafter executed or existing in connection herewith, and interest accrued thereon, from time to time; and

(c) all costs and expenses incurred by Bank in connection with or arising out of the protection, enforcement or collection of any of the foregoing, including, without limitation, reasonable attorney fees on an hourly basis plus expenses.

1.8 “Issuer” shall mean any Person, now or hereafter existing, duly authorized, empowered, directed, appointed, constituted, delegated, or otherwise acting, to enact, administer, promulgate, issue direct, enforce, revoke, suspend, terminate or condition any of the Licenses or Governmental Regulations.

1.9 “Licenses” shall mean all licenses, permits, registrations, permissions, requirements, consents, approvals, and authorizations, required by any applicable Governmental Agency, or any Governmental Regulation, and now or hereafter existing and applicable to Borrower and/or Borrower’s operations.

1.10 “Loan” shall mean the Term Loan and the commitment governing the foregoing, as hereinafter set forth in Section 2, any Money Advance made thereunder, and the Note, collectively.

1.11 “Material Adverse Effect” shall mean any of the following: (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance or properties of Borrower; (b) a material impairment of the ability of Borrower to perform its obligations under the Collateral Documents; (c) a material adverse effect upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which Borrower is a party, or (ii) the rights and remedies of Lender under or in respect of any Loan Document.

1.12 “Matured Event of Default” shall mean any Event of Default which remains uncured in full after:

(a) if Notice of Default is not required, the lapse of time applicable thereto during which the same may be performed in accordance with the terms of this Agreement or the Collateral Documents; or

(b) the giving of a required Notice of Default and failure to cure in full within the applicable Cure Period.

1.13 “Monetary Event of Default” shall mean any Event of Default which may be cured by the payment of money.

1.14 “Money Advance” shall mean a loan or disbursement of money by Bank, or any other advance of credit by Bank, to or for the account of Borrower.

1.15 “Non-Monetary Event of Default” shall mean any Event of Default which is not a Monetary Event of Default.

1.16 “Note” shall mean the note evidencing the Loan, including any referred to in this Agreement or the Collateral Documents, now or hereafter executed by Borrower, including all renewals, extensions, amendments, modifications, restatements, roll-overs or substitutions thereof, from time to time.

1.17 “Notice of Default” shall mean that written notice of an Event of Default required to be given by Bank pursuant to Section 10.

1.18 “Person” shall mean, by way of example but not by way of limitation, an individual, partnership, limited partnership, corporation, limited liability company, trust, unincorporated organization, entity, government, governmental agency or governmental subdivision.

1.19 “Receipt Date” shall mean with respect to a Notice of Default, the earlier of:

(a) the actual date of receipt by Borrower; or

(b) one (1) Business Day following the date of delivery by Bank to an overnight mail delivery service; or

(b) three (3) Business Days following the date of delivery by Bank to any expedited mail delivery service; or

(c) five (5) Business Days following the date of delivery by Bank to the U.S. Postal Service if mailed by first class postage.

1.20 “Termination Date” shall mean July 15, 2016.

1.21 “Uniform Commercial Code” shall mean Act 174 of the Michigan Public Acts 1962, as amended, and except as otherwise expressly provided herein all other terms shall have the meanings assigned to them in Article 9, or absent definition in Article 9, in any other Article of the Uniform Commercial Code.

2.	LOAN COMMITMENT:

Subject to the terms and conditions contained herein, and upon the condition that no Event of Default shall exist, Bank agrees that it shall fund the Loan pursuant to the following commitment:

2.1 Commitment: Bank agrees to make a Money Advance of (“Maximum Loan Amount”) Forty Million and No/100 Dollars ($40,000,000.00). The proceeds of the Loan are to be used (together with any sums otherwise provided by Borrower necessary), to pay off, in part, the Credit Agreement dated August 28, 2012 with Comerica , and are to be repaid in accordance with a Promissory Note (Term Loan) of even date herewith and all renewals and amendments thereof (“Term Loan”). This Agreement and the Note are of equal materiality and shall each be construed in such manner as to give full force and effect to all provisions of both documents.

2.2 Conditions: Subject to the terms and conditions contained in this Agreement, and upon the condition that no Event of Default shall then exist, and further provided all conditions precedent hereto or thereto have been met in the sole discretion of Bank, Bank agrees that it shall fund the Term Loan.

2.3 Commitment Fee: Borrower has paid to Bank, as a commitment fee for the making available of the Loan, the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00), which is deemed fully earned.

2.4 Additional Commitment: Bank agrees to refinance the Loan in accordance with the loan commitment attached hereto as Exhibit A.

3.	LOAN ACCOUNT:

3.1 Loan Account: The Loan shall be charged to a Loan Account in Borrower’s name on Bank’s books. Bank shall render to Borrower, from time to time, but not less frequently than monthly, a statement of the Loan Account, which shall be presumed to be correct and accepted by and binding upon Borrower, unless Bank receives a written statement of exception within ten (10) Business Days after such statement has been rendered.

4.	EVIDENCE OF INDEBTEDNESS:

Borrower shall execute a Promissory Note (Term Loan) in the amount of Forty Million and No/100 Dollars ($40,000,000.00), evidencing the Term Loan.

5.	[INTENTIONALLY OMITTED]

6.	REPRESENTATIONS AND WARRANTIES:

Borrower represents and warrants to Bank that:

6.1 Organization and Authority: Borrower is a solvent corporation and is organized and validly existing under the laws of the State of Michigan, has the power to own its property and to conduct its business as is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect upon Borrower, including, but not by way of limitation, the State of Michigan.

6.2 Permissions: Borrower has all requisite, material permissions, Licenses, registrations and permits required to conduct its business under the laws of the United States, as well as any state or any foreign country in which it conducts business. The foregoing constitute all of the material authorizations required by any Person for the operation of the Borrower’s business in the same manner as presently conducted, and as proposed to be conducted or conducted from and after the date hereof. All of the foregoing have been validly issued and are in full force and effect. To the best of the knowledge and belief of the Borrower, after due investigation, no event has occurred which permits, or after notice or lapse of time, or both, would permit, revocation or termination of any of the foregoing or which has had a Material Adverse Effect, or in the future may (so far as the Borrower can now reasonably foresee) have a Material Adverse Effect, on the rights of the Borrower.

6.3 Transactions Legal and Authorized: The execution, delivery and performance of this Agreement, the Collateral Documents and the other instruments and documents related thereto have been duly authorized by appropriate company action of the Borrower, and the execution, delivery and performance of this Agreement, the Collateral Documents and other instruments related thereto are not in contravention of its Articles of Incorporation and Bylaws or of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it is bound.

6.4 Pending Litigation: No litigation or other proceeding before any court or administrative agency, domestic or foreign, is pending, or threatened, the outcome of which could materially impair the financial condition of Borrower or its ability to conduct its business. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which might have consequences which would have a Material Adverse Effect on the business or properties of the Borrower.

6.5 Tax Returns/Taxes: Borrower has filed all federal, state, local and foreign tax returns which are required to be filed and has paid all taxes which have become due pursuant to said returns or pursuant to any assessments of any nature whatsoever to the extent that such taxes have become due, or constitute a lien, on any of the assets of Borrower, except for those taxes or assessments which are being contested by Borrower in good faith. Borrower does not know of any proposed material additional tax assessment against it, or any of its properties, or any basis therefore.

6.6 Restrictions: Borrower is not a party to any contract or agreement, or subject to any charter or other restriction (including, but not without limitation, any agreement among the Company and its shareholders) or any order of any Governmental Agency which would have a Material Adverse Effect on its business, properties or assets, or its condition, financial or otherwise, and the execution and performance of this Agreement will not result in the creation of any encumbrance or charge upon any assets of the Borrower pursuant to the terms of any other agreement or instrument.

6.7 Non-Reliance: The Bank has not undertaken to advise Borrower with respect to the adequacy of the financial accommodations herein set forth, but the financial accommodations are solely the decision of the Bank as to the type and amount of credit it is willing to extend and Borrower has made the decision, exclusive of any statements of the Bank, or any of its officers or employees, to accept the same without inducement and/or reliance upon the Bank and/or any of its officers and employees.

6.8 Full Disclosure: Neither this Agreement nor any written statement furnished by or on behalf of the Borrower to Bank in connection with the negotiation or the making of the Loan contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact relating to the Borrower, or the business of Borrower which the Borrower has not disclosed to Bank in writing, which materially and adversely affects, nor as far as the Borrower can now foresee, will materially and adversely affect any of the properties, business, prospects, profits or conditions (financial or otherwise) of the Borrower, or the ability of the Borrower to consummate the transactions or perform and carry out its obligations and undertakings contemplated or provided in this Agreement. It is understood that the Borrower does not purport to make any representation or warranty with respect to general economic conditions or matters of general application to its industry (including any proposed or pending changes in statutes or regulations pertaining to its industry generally).

6.9 No Defaults: No Event of Default exists on the date hereof.

6.10 ERISA: The Borrower does not maintain any “defined benefit plan” (as such term is defined in Section 3 of ERISA).

6.11 Survival and Continuation: All representations and warranties contained in this Agreement or any of the Collateral Documents shall be, and continue at all times while any Indebtedness is outstanding, to be true and accurate in all material respects. Borrower shall immediately notify Bank, in writing, if any of the foregoing are or have become untrue.

7.	AFFIRMATIVE COVENANTS:

Borrower covenants and agrees, that so long as any Money Advance is outstanding or commitment therefore exists under this Agreement and until all Indebtedness due Bank is paid in full, it will:

7.1 Payments of Principal and Interest on Indebtedness: Pay the principal amount of the Money Advance and accrued interest thereon when due in accordance with the terms of the Note, whether by acceleration or otherwise, and have no Money Advance outstanding hereunder contrary to any provisions, limitations or restrictions hereof.

7.2 Performance of Obligations: Perform or cause to be performed, all of the obligations and covenants of Borrower o as required by this Agreement, the Collateral Documents, or any other agreement, note or other document executed between the Bank and Borrower and/or another Person related hereto, whether now existing or hereafter created, and maintain and take all action (or not fail to take any action or suffer or permit any omission) necessary to maintain the representations and warranties made herein, as true and accurate.

7.3 Maintenance of Existence: Maintain its corporate existence and all rights, Licenses, agreements and franchises necessary to continue the operation of its business in the same manner as of the date of execution hereof.

7.4 Information: Furnish promptly and in a form satisfactory to Bank, such information as Bank may reasonably request in writing, from time to time. Such request shall not be made more than two (2) times per any calendar year unless an Event of Default occurs.

7.5 Notification of Disputes: Notify Bank promptly of any material claims adverse to, litigation, or administrative or tax proceeding, or other actions threatened or instituted against the Borrower or any property of Borrower or any other material matters which are not fully covered by insurance (less the applicable deductible) which could adversely impair the Borrower’s financial condition or its ability to conduct its business including, but not limited to, any inquiries or proceedings initiated by any state, federal or foreign regulatory agency. For the purposes of this Agreement, any such claims, litigation, proceedings, matters, actions or inquiries in which the aggregate sum in dispute at any time is Ten Million and No/100 Dollars ($10,000,000.00) or more shall be deemed material.

7.6 Payment of Taxes:

(a) Pay when due all FICA taxes and all withheld federal, state and/or city income taxes, and notify Bank promptly in the event of its failure to make any such payment when due.

(b) Pay all other taxes, assessments, and other governmental charges to which Borrower or the property of same is or shall be subject before such charges become delinquent, except that no such charge need be paid so long as its validity or amount is being contested in good faith by appropriate proceedings and Borrower shall have established such reserve with respect thereto as shall be required by sound accounting principles, provided that any such tax, assessment, charge or levy shall be paid forthwith (under protest) upon the commencement of proceedings to foreclose any liens securing the same or upon institution of distraint proceedings and further provided, the Borrower shall in any case involving a contested payment due from the Borrower in excess of Two Million and 00/100($2,000,000,000.00) Dollars, give notice in writing thereof to Bank.

7.7 Payment of Expenses: Pay all reasonable expenses incurred by Bank with respect to consummating this Agreement, including reasonable attorney fees on an hourly basis plus expenses.

7.8 Compliance with Laws: Continue at all times to comply with all laws, ordinances, regulations, requirements and Governable Regulations of any Governmental Authority relating to Borrower’s business, property or affairs.

7.9 Continuation of Business: Maintain and conduct its business in substantially the same manner as such business is now or has heretofore been carried on.

7.10 Notice of Event of Default: Borrower shall immediately upon becoming aware of any Event of Default, give written notice thereof to Bank, specifying the nature and period of existence thereof, and what action the Borrower is taking or proposes to take with respect thereto, but such notice shall not cure the existence thereof or prohibit Bank’s action arising therefrom.

7.11 Financial Information/Reports: Borrower shall within the time periods specified [and promptly if no time period is specified] deliver to Bank, all financial information, reports, certificates, notices and other information herein required of Borrower, pursuant to any provision of this Agreement or the Collateral Documents, if such information/reports are not made available to the public.

8.	NEGATIVE COVENANTS:

Borrower covenants and agrees, that so long as any Money Advance is outstanding or commitment therefore exists under this Agreement, and until all Indebtedness due Bank is paid in full, it will not:

8.1 Event of Default: Permit any Event of Default to occur.

8.2 Default in Payment: Default in any payment of the principal of or interest on any Indebtedness to Bank when and as the same shall have become due and payable, whether at maturity, by acceleration or otherwise, which default shall remain uncured for a period of Five (5) Business Days (or such longer Cure Period as may be applicable thereto), whether such Indebtedness is now existing or hereafter created.

8.3 Default in Payment of Other Debt: Default in any payment of principal or interest on any obligation to any other Person for borrowed money which Bank reasonably determines to be material beyond any applicable Cure Period for cure with respect thereto.

8.4 Judgment: Suffer or permit or there shall occur any judgment, decree or order not fully covered by insurance (less the applicable deductible) in excess of Ten Million and No/100 dollars ($10,000,000.00) to be entered by a court of competent jurisdiction against Borrower, or permit, suffer or there shall occur, any writ or warrant of attachment or any similar process to be filed against Borrower or against any property or asset of Borrower, which judgment, decree, order, writ or warrant of attachment or similar process shall have remained unsatisfied, unvacated, unbonded or unstayed for a period of sixty (60) days.

8.5 Insolvency: Become insolvent or admit, in writing, its inability to meet its or their obligations as they mature, or Borrower shall be adjudicated bankrupt, or apply for the appointment of a trustee, receiver or custodian for or of any portion of its or their properties, or if any such trustee or receiver shall be appointed, and if appointed in a proceeding brought against Borrower, Borrower by any action, shall indicate its approval of, consent to or acquiescence in such appointment, or if any such trustee or receiver shall not be discharged within sixty (60) days; or any proceedings shall be commenced by or against Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the United States or any state thereof, and if such proceeding shall be instituted against Borrower, Borrower shall, by any action, indicate its approval of, consent to, or acquiescence therein, or that the same shall remain undismissed for sixty (60) days.

8.6 Distributions: Make no distributions, dividends or other payments to owners of Borrower, except for quarterly distributions unless (a) all obligations of Borrower then due have been paid except those being disputed by Borrower in good faith, and (b) no Event of Default then exists, or is created thereby, subject to the limitations established in Section 7 herein.

9.	BOOKS/RECORDS/FINANCIAL REPORTS/CERTIFICATES:

9.1 Books and Records: Borrower covenants and agrees, that so long as any Money Advance is outstanding or commitment therefore exists under this Agreement, and until all Indebtedness due Bank is paid in full, it will keep proper books of accounts in a manner satisfactory to Bank, and Borrower authorizes Bank to inspect and confirm Borrower’s books, records and papers, upon five (5) days prior written notice thereof while in the custody of Borrower or under the custody and control of others, and Bank shall have the right to make copies and abstracts thereof provided, however, that Bank shall not disclose any information concerning Borrower obtained thereby to any third person or entity, except as necessary or appropriate in connection with the enforcement of any of Bank’s rights hereunder. In no event shall such an inspection be made more than two (2) times per any calendar year unless an Event of Default occurs.

9.2 Borrower Financial Statements: Within one hundred twenty (120) days after the end of each fiscal year and forty five (45) days after the end of each quarter, Borrower shall deliver to Bank, to the extent such information is not made available to the public, SEC 10-K and 10-Q reports, respectively, certified by an officer of the Borrower as true and accurate in all material respects.

10.	NOTICE OF DEFAULT:

10.1 Required Notice of Default: Bank shall be required to give Borrower a Notice of Default with respect to any Event of Default except as provided in Section 10.2, and Borrower shall be allowed to cure such Event of Default within the applicable Cure Period.

10.2 No Required Notice of Default: Bank shall not be required to give Borrower a Notice of Default with respect to any Event of Default arising out of the Borrower’s failure to notify and/or report to Bank, those matters herein required.

10.3 Commercially Reasonable: Borrower agrees that the Cure Periods shall respectively constitute commercially reasonable notice.

11.	REMEDIES IN EVENT OF DEFAULT:

If a Matured Event of Default exists, the Bank shall have the following rights and remedies, provided further that the rights and remedies contained herein or otherwise available shall be cumulative and not exclusive, and Bank shall have the right to exercise any and all other rights and remedies which may be available, whether contained in this Agreement, the Collateral Documents, or available by virtue of law, including the Uniform Commercial Code or other similar laws or statutes applicable, or contained in any other instruments or agreements between the Bank and the Borrower and/or any other Person.

11.1 Acceleration: All Indebtedness shall accelerate without notice or demand, and immediately be due and payable, without presentation, notice or demand, notwithstanding the maturity or due date therein to the contrary, all of which are expressly waived by the Borrower.

11.2 Access to Premises: Bank or any of its agents or representatives shall have the right to enter the premises of Borrower or any other place(s) where the books and records of Borrower may then be kept and maintained and make copies of all such books, records in accordance with Section 9 herein.

11.3 Injunctions: Borrower acknowledges that upon the occurrence of a Matured Event of Default, to the extent there is no remedy at law that will provide adequate relief to Bank, Borrower agrees that Bank shall be entitled to temporary and permanent injunctive, or other equitable relief in any such case without proving actual damages.

11.4 Expenses: Borrower shall pay to Bank, on demand, any and all reasonable expenses, including reasonable attorneys’ fees on an hourly basis plus expenses, and outside consultants’ fees reasonably incurred or paid by Bank in protecting or enforcing its rights under this Agreement, the Collateral Documents or pursuant to any other document or agreement.

11.5 Enforcement of Rights: Bank shall be entitled to enforce its rights hereunder, simultaneously or successively, in such order and priority as Bank shall determine, and all such rights and remedies shall continue in full force and effect until all Indebtedness of the Borrower shall be satisfied in full, and no one or more of such actions shall be deemed an election of remedies.

11.6 Right of Offset: Bank or its assigns shall have the right of offset against any funds of Borrower on deposit with Bank for the Indebtedness upon five (5) Business Days prior written notice.

12.	NOTICES:

Any notice or demand, which by any provision of this Agreement is required or provided to be given or served to or upon Borrower, shall be given to Borrower for all purpose by being sent certified mail, return receipt requested, postage prepaid, or other expedited mail service, addressed to Borrower at the address hereinabove set forth or at such other address as shall be designated by Borrower to Bank in writing, and any such notice shall be given to Bank, for all purposes, by being sent certified mail, return receipt requested, postage prepaid, or other expedited mail service, to Bank at address hereinabove set forth, or at such other address as Bank may designate to Borrower in writing.

13.	TERMINATION:

Bank may terminate this Agreement and its obligations hereunder upon the occurrence of a Matured Event of Default. Provided this Agreement shall not have been terminated earlier because of a Matured Event of Default, this Agreement terminates on the Termination Date. All of the Borrower’s obligations, duties, promises, covenants, representations or warranties under this Agreement and the Borrower or others’ obligations, duties, promises, covenants, representations or warranties under the Collateral Documents, shall continue and remain in full force and effect after the Termination Date until the Indebtedness is paid in full. Upon termination, the Indebtedness, all Note(s), Money Advances, Loan(s), and all other obligations due Bank from Borrower, shall then be immediately due and payable, notwithstanding any Maturity Date or Due Date to the contrary, plus the interest accrued thereon until payment in full.

14.	CONDITIONS PRECEDENT TO ADVANCE:

14.1 Conditions Precedent to Money Advance: The obligation of the Bank to make the disbursement or Money Advance is subject to all the conditions and requirements of this Agreement and delivery of the following required documents or other action, all of which are conditions precedent:

(a) Organizational Status: A Certificate of Fact of Borrower certified by the State of Michigan, to the effect that the Borrower is authorized to do business within said jurisdiction.

(b) Certified Organizational Resolutions: Certified Organizational Resolutions of Borrower authorizing the consummation of the transactions contemplated hereby and providing for the execution of a written direction of payment if proceeds are to be paid to a Person other than Borrower.

(c) Certified Documents: A true copy, as of the date of execution hereof, of the bylaws of the Borrower, including all amendments to the foregoing, certified to by the secretary of the Borrower and a certified list of all names under which Borrower has or now conducts business in each jurisdiction where it has or now conducts business under such name(s).

15.	MISCELLANEOUS:

15.1 Non-Waiver: No Event of Default or Matured Event of Default shall be waived by the Bank except in writing and a waiver of any such Event of Default or Matured Event of Default shall not be a waiver of any other Event of Default or Matured Event of Default or of the same for similar default on a future occasion. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise hereof, shall preclude other or further exercise of the rights of the parties to this Agreement or any of the Collateral Documents. No forbearance on the part of the Bank in enforcing any of its rights under this Agreement, or any of the Collateral Documents, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Borrower hereunder shall constitute a waiver of any of the terms of this Agreement any of the Collateral Documents or of any such right.

15.2 Interpretation: This Agreement and the Collateral Documents shall be construed in accordance with the law of the State of Michigan. All covenants, agreements, representations and warranties made in connection with this Agreement and the Collateral Documents and any document contemplated hereby shall survive the borrowing hereunder and shall be deemed to have been relied upon by the Bank. All statements contained in any certificate or other document delivered to the Bank at any time by or on behalf of the Borrower pursuant hereto shall constitute representations and warranties by the Borrower.

15.3 Entire Agreement: This Agreement, the Collateral Documents, and all other written agreements between Borrower and Bank, constitute the entire agreement of the parties and there are no other agreements, express or implied. This Agreement and the Collateral Documents supersede any and all commitment letters or term sheets heretofore issued in connection with the Collateral Documents, subject to the provision of Section 2.4 herein. None of the parties shall be bound by anything not expressed in writing, and neither this Agreement, the Collateral Documents, nor any other agreement can be modified except by a writing executed by Borrower and by the Bank. This Agreement and the Collateral Documents shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns (and the provisions of Exhibit A shall inure to the benefit of the addressees thereof, their respective successors and assigns); provided, however, that the Borrower shall not (nor shall any addressee of Exhibit A) assign or transfer its rights or obligations hereunder without the prior written consent of the Bank.

15.4 Survival: If any provision of this Agreement or any of the Collateral Documents shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any or all jurisdictions, or in all cases because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

15.5 Waiver of Jury Trial: Borrower does knowingly, voluntarily, and intelligently waive its constitutional right to a trial by jury with respect to any claim, dispute, conflict, or contention, if any, as may arise under this Agreement or under the Collateral Documents, and agree that any litigation between the parties concerning this Agreement and the Collateral Documents shall be heard by a court of competent jurisdiction sitting without a jury. Borrower hereby confirms to Bank that it has reviewed the effect of this waiver of jury trial with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to signing this Agreement and the Collateral Documents and each acknowledges and agrees that Bank is relying upon this waiver in extending the Loan to Borrower.

The parties hereto have executed this Agreement the day and year first appearing above.

Bank:		Borrower:

FLAGSTAR BANK, F.S.B., a federally chartered savings bank		UNIVERSAL TRUCKLOAD SERVICES, INC., a Michigan corporation

By:	/s/ Kelly Hamrick	By:	/s/ David Crittenden
Name:	Kelly Hamrick	Name:	David Crittenden
Its:	First Vice-President	Its:	Chief Financial Officer

EXHIBIT A

TO LOAN AND FINANCING AGREEMENT

LOAN FACILITY COMMITMENT LETTER

(See Attached)

December 18, 2015

UTSI Finance, Inc.

Universal Truckload Services, Inc.

12755 E. Nine Mile Road

Warren, MI 48089

Attention: David Crittenden, CFO and Treasurer

Re: Secured $40,000,000 Term Loan Facility to UTSI Finance, Inc., a Michigan corporation (“Borrower”)

Dear David:

You have requested that Flagstar Bank, FSB, a federal savings bank (together with its successors and assigns, the “Bank”) provide the Borrower with a secured term loan facility in the initial principal amount equal to $40,000,000.00 (the “Credit Facility”). The proceeds of the Credit Facility will be used by the Borrower to refinance the unsecured term loan made by Bank to Borrower’s parent, Universal Truckload Services, Inc. (“Universal”)

The Bank is pleased to present a commitment to provide the Credit Facility for the purposes set forth above as more fully described in the attached Summary of Terms and Conditions (the “Term Sheet”).

The Term Sheet includes only a brief description of the principal terms of the Credit Facility. The definitive terms of the Credit Facility will be documented in a Loan Agreement between Bank and Borrower and the other agreements, instruments, certificates and documents called for by the Loan Agreement or which Bank may otherwise require (together with the Loan Agreement, the “Loan Documents”).

Although the Bank has approved the Credit Facility, the Bank’s obligations are subject to several conditions. First, the Borrower must accept this letter as provided below, and must comply with all the other conditions of this letter and the Term Sheet. After receiving the Borrower’s acceptance, the definitive Loan Documents can be prepared. The Bank’s obligations are conditioned on the Loan Documents being signed and delivered to the Bank in a form that is satisfactory to the Bank and its counsel. This letter is also issued subject to statutory and other requirements by which the Bank is governed.

The Bank may terminate its obligations under this letter if the terms of the transaction are changed in any material respect, if any material information submitted to the Bank proves to have been inaccurate or incomplete in any material respect, or if any material adverse change occurs, or any additional information is disclosed to or discovered by the Bank which the Bank deems materially adverse in respect of the condition (financial or otherwise), business, operations, assets, nature of assets, liabilities or prospects of the Borrower (as defined in the Term Sheet).

The Borrower hereby indemnifies and holds harmless the Bank and each director, officer, employee, agent and affiliate thereof (each, an “Indemnified Person”), from and against any and all losses, claims, damages, expenses and liabilities incurred by any Indemnified Person that arise out of or relate to any investigation or other proceeding (including any threatened investigation or litigation or other proceedings and whether or not such Indemnified Person is a party thereto) relating to this letter, the Term Sheet or the transactions contemplated hereby, including without limitation the reasonable fees and

This Summary of Terms and Conditions is confidential and not for distribution.

disbursements of the Bank’s outside counsel on an hourly basis plus expenses, but excluding any of the foregoing claimed by any Indemnified Person to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court. The Bank shall not be responsible or liable to the Borrower or any other person or entity for any damages, consequential or otherwise, which may be incurred or alleged as a result of this letter, the Term Sheet or any of the transactions contemplated hereby. The Borrower’s obligations under this paragraph shall survive any termination of this letter, except that upon the execution of the definitive Loan Documents the terms of such Loan Documents shall supersede these provisions.

This letter and the Term Sheet are delivered to the Borrower on the condition that they be kept confidential and not be shown to, or discussed with, any third party, including any financial institution (other than on a confidential or need-to-know basis with the Borrower’s directors, officers, employees, counsel and other advisors, or as required by law) without the Bank’s prior approval. Bank acknowledges approval for disclosure to lenders as may be necessary to facilitate the multi-lender transaction to refinance existing indebtedness of Universal.

This letter is for the Borrower’s benefit only, and no other person may obtain any rights under this letter or be entitled to rely or claim reliance on this letter’s terms and conditions. This letter may not be assigned by the Borrower, and none of the Borrower’s rights under this letter may be transferred, without the Bank’s prior written consent.

The Borrower authorizes the Bank to obtain information regarding the Borrower from, and to share such information among, affiliates of the Bank.

The Borrower, by signing below, represents that, to the best of its knowledge, all information prepared or furnished to the Bank by the Borrower or any of its representatives concerning the Borrower or the transactions contemplated by this letter will be complete and correct in all material respects and will not contain any untrue statements of a material fact or fail to state a material fact necessary to make the statements contained therein not misleading. The Borrower understands and acknowledges that the Bank will be using and relying on all such information without independent verification.

The Bank and the Borrower hereby irrevocably waive any right to trial by jury in any claim, demand, action, or cause of action arising under this commitment letter, the Term Sheet, any transaction relating hereto, or any other instrument, document or agreement executed or delivered in connection herewith, and acknowledge that the foregoing waiver is knowing and voluntary.

If the offer evidenced by this letter and the Term Sheet is acceptable, please indicate UTSI Finance, Inc.’s acceptance by having the letter signed by an authorized signer and returning the enclosed copy of this letter.

We look forward to working with you on successfully completing this transaction. We will begin documenting the Credit Facility after we have received this letter countersigned by an authorized signer and returned to the Bank.

This offer will expire on December 31, 2015 unless previously accepted in the manner specified above. If this offer is accepted by Borrower and this offer is not terminated as permitted in this letter and the Term Sheet, Loan Documents must be executed and initial funds disbursed by July 15, 2016, in the absence of which this commitment will expire and the Bank will have no liability or further obligation.

This Summary of Terms and Conditions is confidential and not for distribution.

Sincerely,

FLAGSTAR BANK, FSB, a federal savings bank

By:	/s/ Kelly Hamrick
Kelly Hamrick
Title:	First Vice President

Agreed and accepted with the intent to be legally bound:

Borrower:

UTSI FINANCE, INC.

By:	/s/ David A. Crittenden
Name:	David A. Crittenden
Title:	Treasurer

Date: December, 2015

This Summary of Terms and Conditions is confidential and not for distribution.

SUMMARY OF TERMS AND CONDITIONS

Secured Term Loan

Real Estate Term Loans up to $40,000,000 Consisting of Term Notes:

Borrower:	UTSI Finance, Inc. (“Borrower”) (Up to 20 separate notes)

The UTSI Finance, Inc. $40,000,000.00 Term Loan (“Credit Facility” or “Loan”) will be evidenced by a series of notes (“Notes”), each secured by one of the properties in the Collateral Pool (as defined below); each in an amount to be determined by Bank and the aggregate not to exceed $40,000,000.00, not to be cross-collateralized or cross-guaranteed. Notwithstanding the foregoing, the Notes will be subject to a right of cross-default for non-payment, failure to meet financial covenants, and other general provisions of the Loan Documents, excluding provisions that are only applicable to a specific real property interest.

Purpose:	Refinance of existing debt to Bank under an unsecured term loan to Universal Truckload Services, Inc., parent of Borrower.

Rate:	One month LIBOR plus 2.25% (provided, however, during the existence of an event of default, the applicable rate of interest shall be increased by 3% per annum).

LIBOR shall be adjusted monthly (each such adjustment date, a “Reset Date”). LIBOR shall equal the one (1) month London interbank offered rate for U.S. Dollars on the day that is one (1) business day prior to each Reset Date.

Hedge Agreement:	Within 90 days of closing, Borrower shall enter into a Swap Agreement for not less than 50% of the contemplated Credit Facility for the minimum term of 10 years. Such percentage shall be determined using the aggregate principal balance of all Notes and each such Note must be swapped in its entirety. The term “Swap Agreement” means any interest rate swap or hedging transaction with a financial institution having an acceptable credit rating as reasonably determined by the Bank, together with all documents and agreements relating thereto, including any ISDA Master Agreements, ISDA Schedule and trade confirmation, together with all modifications, extensions, renewals and replacements thereof, on terms and conditions acceptable to Bank.

Amortization:	The principal balance of the Loan will amortize based on an amortization period of 10 years.

Maturity:	10 years from the date of closing.

Payments:

Each of the Notes will provide for one hundred and nineteen (119) equal monthly installment payments of principal (the aggregate principal payments of all such Notes shall equal $333,333.33) plus interest. A balloon payment of all outstanding principal and accrued and unpaid interest shall be due at maturity.

Prepayment:	Prepayment is allowed at any time without penalty (subject to any charges arising under the Swap Agreement referred to above and the yield protections referred to below).

This Summary of Terms and Conditions is confidential and not for distribution.

Collateral:	Each Borrower Term Note shall be secured by first priority mortgage(s) and assignment(s) of leases and rents with respect to all real estate and improvements commonly known as (“Collateral Pool”):

	•	4440 Wyoming Dearborn, MI1

	•	9220 S. Central Expressway Dallas, TX

	•	12755 E. Nine Mile Warren, MI

	•	15 N. Hackensack Kearny, NJ

	•	2950 International Columbus, OH

	•	4014 Outland Road Memphis, TN

	•	7800 E. Little York Rd Houston, TX

	•	50 Illinois Ave. Reading, OH

	•	2715 N. MacDill Tampa, FL

	•	1535 Webster St. Gary, IN

The following properties are also owned by Borrower that are not in the Collateral Pool (“Pool B”):

	•	Lots 40, 41, 41, Commerce Blvd. Garden City, GA

	•	16 Industrial Park Albany, MO

	•	12988 County Rd 92 Latty, OH

	•	1280 Old Beltway Rural Hall, NC

	•	P.O. Box 99, Route 2 Milwood, WV

	•	11955 E. Nine Mile Warren, MI

Borrower shall be permitted to move Pool B properties to the Collateral Pool in order to meet the loan-to-value requirement (as described in Condition Precedents, paragraph 1 below) provided such property complies with all other conditions to which the Collateral Pool properties are subject.

The Credit Facility shall be non-recourse to Borrower and Bank’s rights and remedies shall be limited to the Collateral Pool. Bank shall not seek an in personam judgement against Borrower, provided that the foregoing shall in no way impair the Bank’s rights to include Borrower as a party in order to exercise its rights and remedies with respect to the Collateral Pool.

Commitment Fee:	$200,000.00 upfront fee payable at the closing of the Universal Truckload Services, Inc. $40,000,000 unsecured term loan.

Yield Protection:	Customary for LIBOR based financings. The Borrower shall pay the Bank such additional amounts as will compensate the Bank in the event applicable law, or change in law, subjects the Bank to reserve requirements, capital requirements, taxes (including without limitation any change to applicable tax rates) or other charges which increase the cost or reduce the yield to the Bank, under customary yield protection and change in law provisions.

[1]	This property consists of approximately 60± acres and of 11 tax parcels (which are associated with various street addresses) and referred to collectively by UTSI as set forth above.

This Summary of Terms and Conditions is confidential and not for distribution.

Covenants:	Customary for financings of this nature including limitations on the following without prior Bank approval. The Bank will not unreasonably withhold their consent of such request.

	a)	Other indebtedness and Capital Leases: On a property by property basis, for parcels in the Collateral Pool, allowed up to $500,000 in aggregate without prior Bank approval and no approval from Bank will be necessary for indebtedness and Capital Leases provided that, when taken in the aggregate for all properties in the Collateral Pool and Pool B, Borrower shall be in compliance with the pro forma debt service coverage ratio (to be defined by Bank in the Loan Documents) of not less than 1.02x after taking into account the effect of such indebtedness and/or Capital Lease;

	b)	Guarantees: Allow for guarantees on additional indebtedness up to $2,000,000 without prior Bank approval;

	c)	Distributions: Quarterly distributions will be permitted without prior Bank approval provided that Borrower shall be in compliance with the pro forma debt service coverage ratio (to be defined by Bank in the Loan Documents) of not less than 1.02x after taking into account the effect of such distribution provided, however, that distributions made to pay Borrower’s portion of tax liabilities incurred as part of a consolidated or combined group shall not be subject to such limitation;

	d)	Liens: No additional liens, senior, junior, inchoate or otherwise, on the Collateral Pool other than those being contested by Borrower in good faith,

	e)	Disposal of assets: No sale of assets unless Borrower shall be in compliance with the pro forma debt service coverage ratio (to be defined by Bank in the Loan Documents) of not less than 1.02x after taking into account the effect of such sale;

	f)	Acquisitions: No acquisitions of another entity without prior Bank approval

	g)	Mergers: No mergers allowed without prior Bank approval where the Borrower is not the survivor (unless the survivor is an entity in which the Ultimate Current Shareholders (as defined below) have voting control).

The financial covenants:

• Minimum Debt Service Coverage Ratio defined as lease income minus actual cash operating expenses minus management fee (greater of actual management fee or 1%) divided by required principal and interest payments serviced on the financial statements of the Borrower of not less than 1.02x after distributions (distributions net of any proceeds from refinancing and sale proceeds of any property) for the applicable Borrower (“DSCR”). The documentation will allow for a cure period of up to 30 days from notice of covenant default. A failure to maintain a minimum DSCR shall not constitute an event of default if within 30 days following receipt of the financial statements a cash injection is received to cure the DSCR covenant default.

• Subsidiaries of Universal Truckload Services, Inc. to remain as a tenant. Termination of any Lease for properties in the Collateral Pool during the term of Loan shall not be an Event of Default if an acceptable replacement tenant of equivalent or better financial strength than the original tenant under the Lease, which tenant must be approved by Bank in its reasonable discretion, not to be unreasonably withheld, delayed or condition, executes a lease within one year after termination of the Lease, which lease contains substantially similar financial terms of the Lease. An operating company over which the Ultimate Current Shareholders have voting control shall be deemed to be a subsequent tenant approved by Bank. The term “Ultimate Current Shareholders” means M J Moroun, M T Moroun and/or their respective estates, and trusts for their respective benefit and/or the benefit of their respective spouses and/or lineal descendants (or any entity in which any of the foregoing have voting control).

This Summary of Terms and Conditions is confidential and not for distribution.

No additional notice or cure period that may be provided under each Credit Agreement shall be applicable to an Event of Default, and the date upon which such Event of Default occurs shall be the date the said one year period expires. In the event a reasonably acceptable replacement tenant has not been found within one year of the termination of the Lease, then termination of the Lease during the term of the Loan shall not be an Event of Default if (i) Borrower has timely made and continues to make all monthly payments due under the Note and (ii) Borrower provides Bank additional collateral or credit support, satisfactory to Bank, prior to the one year anniversary of the expiration of the Lease.

Operating Accounts:	Deposit accounts to be established and maintained at Flagstar Bank.

Expenses:	All expenses incurred by the Bank shall be paid by the Borrower. These include, but are not limited to, reasonable fees and expenses of outside legal counsel on an hourly plus expenses basis and any other expenses in reference to structuring, documenting, closing, monitoring or enforcing the Credit Facility, and shall be payable at closing or otherwise on demand. Payment by Borrower of expenses described above shall not be contingent upon the closing of the Credit Facility.

Representations And Warranties:

The Borrower shall make representations and warranties standard for this type of transaction, in form and substance reasonably satisfactory to the Bank including, but not be limited to, corporate existence, compliance with laws, enforceability, no material litigation, insurance, absence of default and absence of material adverse change.

Conditions Precedent:	1.	Satisfactory receipt and review of an appraisal of all Collateral Pool real estate property securing the loan indicating a loan-to-value for the Loan not to exceed 80% of the appraised value of the real estate;

	2.	Satisfactory commercial real estate due diligence including, but not limited to environmental, survey, flood plain certification (and flood insurance if applicable) and title work as to the Collateral Pool;

	3.	Satisfactory review of insurance policies insuring the Borrower and the real property in the Collateral Pool with respect to loss, damage and destruction and against liabilities, naming Bank as loss payee/ mortgagee/additional insured;

	4.	Satisfactory receipt and review of any and all leases demising premises on the real property in the Collateral Pool having a lease expiration date on or after the maturity date of the Loan;

	5.	Satisfactory receipt and review of any and all leases demising premises on the real property in Pool B to determine requirements, if any, relating to Pool B if necessary to meet or confirm the pro forma debt service coverage ratio at closing;

	6.	Documentation in form and substance reasonably satisfactory to the Bank and the Bank’s counsel including but not limited to Subordination, Non-Disturbance and Attornment Agreements and Tenant Estoppel Certificates from each tenant in possession of the Collateral Pool;

	7.	With respect to Borrower (i) a copy of the bylaws, (ii) a copy of the certificate of formation filed with the Secretary of State of the jurisdiction in which such entity was formed; and (iii) verification of good standing with respect to such entity in the jurisdiction in which such entity was formed;

	8.	A certificate, to be dated as of the closing date as to the incumbency of officers, partners, or members, as appropriate, of the Borrower;

This Summary of Terms and Conditions is confidential and not for distribution.

	9.	Resolutions of the Borrower evidencing approval of the Credit Facility and all steps necessary to consummate the Credit Facility including, without limitation, execution of the Loan Documents;

	10.	Termination or subordination of UCC Financing Statements or liens against the Borrower, as determined by Bank to be necessary to reflect the priorities in the Collateral Pool described above.

	11.	No material adverse change;

	12.	No material litigation;

	13.	Payment of all reasonable fees and expenses subject to reimbursement; and

	12.	Other conditions precedent as appropriate for transactions of this nature.

Reporting Requirements:	Customary for financings of this nature, including the following, each in form and substance satisfactory to the Bank in its sole discretion:

	1.	Annually, within 120 days after the end of each fiscal year, financial statements of Borrower signed by authorized officer of the Borrower.

	2.	Annually, within 120 days after the end of each fiscal year, rent rolls of the Borrower including copies of any leases not delivered to Bank with the prior year’s rent roll.

	3.	Annual financial covenant compliance certificate, including calculations within 120 days after the end of the fiscal year.

	4.	Annually, CPA audited consolidating and consolidated statements of Universal Truckload Services Inc. only if statements are no longer available via the Internet within 120 days after the end of the fiscal year.

	5.	Copies of all leases and any amendments to leases that are subject to the Collateral Pool during the life of the proposed loan.

Events of Default:		Customary for financings of this nature, including, but not limited to, the following, in form and substance satisfactory to the Bank, subject to reasonable notice and cure provisions:

		1.	Payment default.

		2.	Breach of Representations or Warranties.

		3.	Violation of covenants.

		4.	Bankruptcy or insolvency of Borrower.

		5.	Any condition which results in the acceleration of other indebtedness of Borrower in a material amount as reasonably determined by Bank.

		6.	Adverse judgments in a material amount as reasonably determined by Bank against Borrower not paid or stayed within sixty (60) days (which amount is not indisputably covered by insurance, subject to deductibles).

		7.	Default as to other indebtedness in a material amount as reasonably determined by Bank and/or other agreements for borrowed money of Borrower.

		8.	Default under any SWAP agreements or obligations.

Documentation:		Documents in form and substance reasonably satisfactory to the Bank must be executed and delivered containing representations, warranties, covenants, indemnities, conditions to purchase, events of default and other provisions as are appropriate in the Bank’s reasonable opinion.

Patriot Act:		Pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. 107 56) signed into law October 26, 2001 (the “Patriot Act”), the Agent and the Bank are required to obtain, verify and record information that identifies the Borrower and its affiliates, with such information to possibly include the respective names and addresses of the Borrower and such affiliates, and other information that will allow them to identify the Borrower or any of its affiliates in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

This Summary of Terms and Conditions is confidential and not for distribution.

Assignment by Borrower:	The Borrower may not assign the Credit Facility, the Loan Documents or any of its rights thereunder without the prior written consent of the Bank.

Bank Counsel:	Couzens, Lansky.

Governing Law:	State of Michigan. Consent to Michigan Jurisdiction. Waiver of jury trial.

This Summary of Terms and Conditions is confidential and not for distribution.